Exhibit 23(a)




INDEPENDENT AUDITORS' CONSENT

GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-3 and Post-Effective Amendment No. 1 to Registration Statement No. 333-88508 on Form S-3 of General Motors Corporation and General Motors Nova Scotia Finance Company of the following:

o our report on the Consolidated Balance Sheets of General Motors Corporation and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Income, Cash Flows, and Stockholders' Equity for each of the three years in the period ended December 31, 2001 dated January 16, 2002 (March 6, 2002 as to Note 25) appearing on page II-19 in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001 and

o our report on the Consolidated Balance Sheets of Hughes Electronics Corporation as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations and Available Separate Consolidated Net Income
     (Loss), Consolidated Statements of Changes in Stockholder's Equity and Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2001 dated January 15, 2002 (March 7, 2002 as to
     Note 21) appearing in section IV of the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 2001, and also appearing on page 49 of the Hughes Electronics Corporation Annual Report on Form 10-K for the year ended December 31, 2001.

We also consent to the references to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP

Detroit, Michigan
February 28, 2003